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                                                                     EXHIBIT 8.1


                      [PORTER & HEDGES, L.L.P. LETTERHEAD]


                                  July 11, 2003



Grey Wolf, Inc.
10170 Richmond Avenue, Suite 600
Houston, Texas 77042

         Re: Registration Statement on Form S-3 pertaining to $150,000,000 aggregate principal amount of 3.75% Contingent Convertible Senior Notes Due 2023

Ladies and Gentlemen:

         We have acted as special federal income tax counsel for Grey Wolf, Inc., a Texas corporation ("Grey Wolf"), in connection with the registration of $150,000,000 of its 3.75% Contingent Convertible Senior Notes Due 2023 (the "Notes") and the 23,255,820 shares of its common stock, par value $.10 per share, issuable upon conversion of the Notes pursuant to a registration statement on Form S-3 (the "Registration Statement") filed today by Grey Wolf with the Securities and Exchange Commission. In connection therewith, we have participated in the preparation of, and have reviewed, the prospectus (the "Prospectus") included in the Registration Statement.

         We have examined and relied upon the (i) Prospectus, (ii) Registration Statement, (iii) form of Notes, (iv) the Registration Rights Agreement dated as of May 7, 2003 among Grey Wolf, the Guarantors named therein and Deutsche Bank Securities, Inc. ("Deutsche Bank"), (v) in each case as filed with the Registration Statement, each of the Indenture dated as of May 7, 2003 and the Supplemental Indenture dated as of May 22, 2003 (collectively, the "Indenture"), among Grey Wolf, the guarantors and JPMorgan Chase Bank, as trustee, the form of the Notes issued under the Indenture, and (vi) the Purchase Agreement dated as of May 1, 2003 among Grey Wolf, the Guarantors named therein and Deutsche Bank (collectively, the "Operative Documents").

         We have reviewed such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purposes of this opinion. We have assumed that all signatures are genuine, that all documents submitted to us as originals are authentic and that all copies of documents submitted to us conform to the originals.

         Based on our review of the foregoing, in our opinion, under the law in effect on the date hereof, the statements in the Prospectus under the caption "Certain U.S. Federal Income Tax Consequences," insofar as such statements constitute summaries of the laws, regulations or legal


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Grey Wolf, Inc.
July 11, 2003
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matters referred to therein, are, subject to the qualifications stated therein, accurate in all material respects and fairly summarize the matters referred to therein.

         The foregoing opinion is based on the Internal Revenue Code of 1986, as amended, Treasury Regulations promulgated thereunder, Internal Revenue Service rulings and pronouncements, and judicial decisions now in effect, any of which may be changed at any time with retroactive effect.

         We are members of the bar of the State of Texas. We do not express any opinion on any matters other than the United States federal income tax law matters specifically referred to herein.

         We hereby consent to the filing of this opinion as Exhibit 8.1 to the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons who consent is required under Section 7 of the Securities Act.

                                          Very truly yours,

                                          /s/ PORTER & HEDGES, L.L.P.

                                          Porter & Hedges, L.L.P.